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                           PRUDENTIAL MUNICIPAL SERIES FUND

                   AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

     The undersigned, being the duly elected and acting Assistant Secretary of the Prudential Municipal Series Fund, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the "TRUST"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.9 and Section
9.3 of the Amended and Restated Declaration of Trust dated August 17, 1994 and filed with the Secretary of State of The Commonwealth of Massachusetts on September 23, 1994 (the "DECLARATION OF TRUST"), and pursuant to the affirmative vote of a majority of the Trustees at meetings duly called and held on February 20, 1997 and August 25, 1998, and with respect to the termination of Hawaii Income Series as approved by a majority of the Series' outstanding shares at a Special Meeting of Shareholders held on June 17, 1997, the Establishment and Designation of Series of Shares of Beneficial Interest, $.01 Par Value, dated May 18, 1984 and filed with the Secretary of State of such Commonwealth on May 22, 1984, as most recently amended by an Amended Certificate of Designation dated November 19, 1996 and filed with the Secretary of State of such Commonwealth on November 22, 1996, is hereby further amended and restated to read in its entirety as follows:

     The shares of beneficial interest of the Trust (the "SHARES") shall be divided into fifteen (14) separate series (each, a "SERIES"), each Series to have the following special and relative rights:

     (1)  The Series shall be designated as follows:

          Connecticut Money Market Series         New Jersey Money Market Series
          Florida Series                          New York Income Series
          Maryland Series                         New York Series
          Massachusetts Series                    New York Money Market Series
          Massachusetts Money Market Series       North Carolina Series
          Michigan Series                         Ohio Series
          New Jersey Series                       Pennsylvania Series

Each Series shall constitute a separate portfolio of the Trust, and shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then current registration statement under the Securities Act of 1933 (the "SECURITIES ACT"). The Shares of each Series shall represent an interest only in the assets, subject to the liabilities, of such Series.

     (2) The Shares of certain of the foregoing Series are classified into classes (each, a "CLASS") as follows: The Shares of the New York Income Series are classified into two classes, designated "Class A Shares" and "Class B Shares," respectively, of which an unlimited number may be issued. The Shares of the Hawaii Income Series, Maryland Series, Michigan Series, North Carolina Series, Ohio Series and Pennsylvania Series are classified into three Classes, designated "Class A Shares," "Class B Shares" and "Class C Shares," respectively, of which an unlimited

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                                         -2-


number may be issued. The Shares of the Florida Series, the Massachusetts Series, the New Jersey Series and the New York Series are classified into four classes, designated "Class A Shares," "Class B Shares," "Class C Shares" and "Class Z Shares," respectively, of which an unlimited number may be issued. Shares of such Classes outstanding on the date on which the amendments provided for herein become effective shall be and shall continue to be Shares of the same Class of the respective Series.

     (3) The holders of Class A Shares, Class B Shares, Class C Shares and Class Z Shares, as the case may be, of each Series having Classes shall be considered Shareholders of such Series, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to Shares of such Series, and shall also be considered Shareholders of the Trust for all purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the Shareholders of one or more other Classes or Series by the Declaration of Trust or by any instrument establishing and designating a particular Class or Series, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the "1940 ACT") or other applicable laws. The holders of Shares of each Class and Series shall be entitled to one vote per Share, and to a fraction of a vote proportional to each fractional Share held, on all matters on which Shares of that Class or Series shall be entitled to vote, all as provided in the Declaration of Trust.

     (4) The Shares of each Class of a Series having Classes shall represent an equal proportionate interest in the share of such Class in the Trust Property belonging to that Series, adjusted for any liabilities specifically allocable to the Shares of that Class, and each Share of any such Class shall have identical voting, dividend, liquidation and other rights, and the same terms and conditions, as the Shares of each other Class of such Series, except that the expenses related directly or indirectly to the distribution of the Shares of a Class, and any service fees to which such Class is subject (as determined by the Trustees), shall be borne solely by such Class, and such expenses shall be appropriately reflected in the determination of the net asset value and the dividend, distribution and liquidation rights of such Class.

     (5) Each Class of each Series having Classes shall be subject to such asset-based charges as may be imposed pursuant to a plan under Rule 12b-1 of the 1940 Act (a "PLAN") in effect for such Class, and/or to such service fees for the maintenance of shareholder accounts and personal services for such Class in such amounts as shall be determined by the Trustees from time to time, and the Shares of each such Class may be issued and sold subject to such sales charges and/or contingent deferred sales charges, and upon such other terms, as may from time to time be determined by the Trustees and described in the Trust's then current registration statement under the Securities Act.

     (6) Subject to compliance with the requirements of the 1940 Act, the Trustees shall have the authority to provide (a) that holders of Shares of any Series shall have the right to convert such Shares into shares of such one or more other registered investment companies as shall have agreed with the Trust to accord such shareholders such right, (b) that holders of any Class of Shares of a Series having Classes shall have the right to convert such Shares into Shares of one or more other Classes of such Series, and (c) that Shares of any Class of a Series having Classes shall

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                                         -3-


be automatically converted into Shares of another Class of such Series, in each case in accordance with such requirements and procedures as the Trustees may from time to time establish, all as may be specified for the purpose in the Trust's then current registration statement under the Securities Act applicable to the Shares accorded such right or rights.

     (7) Shareholders of each Class and Series shall vote as a separate Class or Series, as the case may be, on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Class or Series as provided in, Rule 18f-2 under the 1940 Act, as from time to time in effect, or any successor rule, and by the Declaration of Trust. Except as otherwise required by the 1940 Act, the Shareholders of each Class of any Series having more than one Class of Shares, voting as a separate Class, shall have sole and exclusive voting rights with respect to matters relating to expenses being borne solely by such Class.

     (8) The Trustees from time to time in office shall have the authority at any time and from time to time to reallocate assets and expenses or to change the designation of any Class or Series now or hereafter created, or otherwise to change the special and relative rights of any such Class or Series, PROVIDED, that no such change shall adversely affect the rights of holders of outstanding Shares of any Class or Series.

     IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Trust, this 27th day of October, 1998


                                   /s/ Deborah A. Docs
                                   -----------------------------------------
                                                  , Assistant Secretary
                                   ---------------



                                    ACKNOWLEDGMENT


STATE OF NEW JERSEY)
                   :                               October 27, 1998
COUNTY OF ESSEX    )   ss                          ----------------


     Then personally appeared before me the above named Deborah A. Docs, Assistant Secretary, and acknowledged the foregoing instrument to be her free act and deed.


                                   /s/ Alberta Mulvihill
                                   -----------------------------
                                   Notary Public


[NOTARIAL SEAL]